Exhibit 99.1

FOR IMMEDIATE RELEASE

MIDLAND STATES BANCORP, INC. ANNOUNCES COMMON STOCK

AND PREFERRED STOCK DIVIDENDS

Effingham, IL, February 3, 2026 – Midland States Bancorp, Inc. (Nasdaq: MSBI) announced today that its Board of Directors declared a quarterly cash dividend of $0.32 per share of its common stock. The dividend is payable on February 20, 2026 to all shareholders of record as of the close of business on February 13, 2026.

The Board of Directors also declared a cash dividend of $0.4844 per depository share on its 7.75% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A. The dividend will be payable on March 30, 2026 to stockholders of record as of March 16, 2026.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank. As of December 31, 2025, the Company had total assets of approximately $6.51 billion, and its Wealth Management Group had assets under administration of approximately $4.48 billion. The Company provides a full range of commercial and consumer banking products and services, merchant credit card services, trust and investment management, insurance and financial planning services. For additional information, visit midlandsb.com or follow Midland States Bank on LinkedIn.

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CONTACTS:

Eric T. Lemke, Chief Financial Officer, at elemke@midlandsb.com or (217) 342-7321